EXHIBIT 99.1

For Immediate Release
PRESS RELEASE	Contact: William Doré Jr.
Tel: 281.529.7979

GLOBAL INDUSTRIES PRESIDENT ASSUMES
ADDITIONAL ROLE OF CFO
CARYLSS, LOUISIANA (November 21, 2005) — Global Industries, Ltd. (Nasdaq: GLBL) announced today that effective December 1, Peter Atkinson will assume the additional position of Chief Financial Officer and Tim Miciotto, the Company’s current CFO will become Senior Vice President and Financial Advisor to the President and CFO. Mr. Atkinson will retain his responsibilities as President and his new title will be President and Chief Financial Officer. Mr. Miciotto who had previously announced his planned retirement at the end of this year has agreed to delay his retirement and will continue with the Company during 2006 to assist in the transition of duties. Mr. Atkinson joined the Company in September 1998 as Chief Financial Officer and was then appointed President in June 2000. Mr. Miciotto joined the Company in June 2000 as Chief Financial Officer.
Global Industries provides pipeline construction, platform installation and removal, diving services, and other marine support to the oil and gas industry in the Gulf of Mexico, West Africa, Asia Pacific, the Mediterranean, Middle East/India, South America, and Mexico’s Bay of Campeche. The Company’s shares are traded on the NASDAQ National Market System under the symbol “GLBL.”
This press release may contain forward-looking information based on current information and expectations of the Company that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially are industry conditions, prices of crude oil and natural gas, the Company’s ability to obtain and the timing of new projects, and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual outcomes could vary materially from those indicated.
For more information, contact Investor Relations, Global Industries, Ltd., 11490 Westheimer, Suite 400, Houston, Texas 77077. Tel: 281.529.7979 or http://www.globalind.com.
- End -